Deloitte.

Deloitte & Associés
185, avenue Charles-de-Gaulle
92524 Neuilly-sur-Seine Cedex
France
Téléphone : + 33 (0) 1 40 88 28 00
Télécopieur : + 33 (0) 1 40 88 28 28
www.deloitte.fr

Consent of independent registered public accounting firm

We consent to the incorporation by reference in this Registration Statement filed under Schedule B of the Securities Act of 1933 as amended (the "Registration Statement") of the Council of Europe Development Bank (CEB) of our report dated February 24, 2010 relating to the financial statements of CEB, appearing in the Annual Report on Form 18-K of CEB for the year ended December 31, 2009.

We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Deloitte & Associés

Neuilly-sur-Seine, May 11, 2010

/s/ José-Luis Garcia	/s/ Sylvie Bourguignon
José-Luis GARCIA	Sylvie BOURGUIGNON